Company Contact: Kevin Scull Wayside Technology Group, Inc. Vice President and Chief Accounting Officer (732) 389-0932 kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2009 THIRD QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND

SHREWSBURY, NJ, October 29, 2009 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the third quarter ended September 30, 2009. The results will be discussed in a conference call to be held on Friday, October 30, 2009 at 10:00 AM Eastern time. The dial-in telephone number is (866) 238-0637 and the pass code is "WSTG".

This conference call will be available via live webcast – in listen-mode only – at www.earnings.com. A replay will be available on the company’s website at www.waysidetechnology.com.

Net income for the third quarter of 2009 amounted to $598,000 or 1.7% of net sales as compared to $811,000 or 1.8% for the same period in 2008.

Cash and marketable securities amount to $14.1 million, representing 57% of equity as of September 30, 2009. The company has no debt.

Total net sales for the third quarter of 2009 amounted to $35.3 million, compared to $45.4 million for the same period in 2008. Sales for the third quarter of 2009 for the Lifeboat segment were $23.8 million compared to $30.1 million in the third quarter of 2008.  Excluding VMware, Lifeboat’s sales increased by $1.9 million, or 9% compared to the third quarter of 2008. Sales for the third quarter of 2009 for the Programmer’s Paradise segment were $11.5 million, compared to $15.3 million in the third quarter of 2008.

Total gross profit for the third quarter of 2009 amounted to $3.7 million, compared to $4.3 million for the same period in 2008. Gross profit for the third quarter of 2009 for the Lifeboat segment was $2.3 million, compared to $2.6 million in the third quarter of 2008. Gross profit for the third quarter of 2009 for the Programmer’s Paradise segment was $1.4 million, compared to $1.6 million in the third quarter of 2008. Gross profit dollars decreased in both segments primarily due to the lower sales volume.

Total gross profit, as a percentage of net sales, for the quarter ending September 30, 2009, was 10.5%, compared to 9.4% in the third quarter of 2008.

“I’m pleased with our solid third quarter results,” said Simon F. Nynens, Chairman and Chief Executive Officer. “We performed well in a continued tough economic climate. We strengthened our position in the software distribution market and continued to sign on new vendors. We also maintained our focus on costs, which allowed us to drive a solid earnings performance.”

Total selling, general, and administrative ("SG&A") expenses for the third quarter of 2009 were $2.7 million compared to $3.0 million in the third quarter of 2008.

On October 27, 2009, the Board of Directors declared a quarterly dividend of $.15 per share of its common stock payable November 20, 2009 to shareholders of record on November 13, 2009.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Microsoft, CA, IBM, VMware, Quest Software, DataCore, Embarcadero Technologies, SAP BusinessObjects, Intel, Compuware, Infragistics, SolarWinds, Flexera Software (publishers of InstallShield), and Adobe.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)

	September 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$6,223	$9,349
Marketable securities	7,839	9,367
Accounts receivable, net	22,430	16,940
Inventory - finished goods	1,147	1,058
Prepaid expenses and other current assets	652	776
Deferred income taxes	651	712
Total current assets	38,942	38,202

Equipment and leasehold improvements, net	504	549
Accounts Receivable Long-Term	5,762	7,860
Other assets	40	66
Deferred income taxes	511	808
Total assets	$45,759	$47,485

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$21,225	$23,396
Total current liabilities	21,225	23,396

Other liabilities	78	205
Total liabilities	21,303	23,601

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,767,818 and 4,643,662 shares outstanding, respectively	53	53
Additional paid-in capital	24,600	26,636
Treasury stock, at cost, 516,682 shares and 640,838 shares, respectively	(2,959)	(3,383)
Retained earnings	2,534	567
Accumulated other comprehensive income	228	11
Total stockholders' equity	24,456	23,884
Total liabilities and stockholders' equity	$45,759	$47,485

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(Unaudited)
(In thousands, except per share data)

	Nine months ended		Three months ended
	September 30,		September 30,
	2009	2008	2009	2008

Net Sales	$104,092	$133,994	$35,310	$45,392

Cost of sales	92,850	121,698	31,616	41,139

Gross profit	11,242	12,296	3,694	4,253

Selling, general and administrative expenses	8,303	9,059	2,741	3,043

Income from operations	2,939	3,237	953	1,210

Interest income, net	403	549	128	173

Realized foreign exchange gain (loss)	(1)	6	-	(1)

Income before income tax provision	3,341	3,792	1,081	1,382

Provision for income taxes	1,374	1,529	483	571

Net income	$1,967	$2,263	$598	$811

Net income per common share - Basic	$0.45	$0.51	$0.14	$0.18

Net income per common share - Diluted	$0.44	$0.50	$0.13	$0.18

Weighted average common shares outstanding - Basic	4,400	4,422	4,415	4,408

Weighted average common shares outstanding - Diluted	4,427	4,491	4,444	4,438